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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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Harvest Natural Resources, Inc.

(Name of Registrant as Specified In Its Charter)

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DEFINITIVE PROXY STATEMENT

HARVEST NATURAL RESOURCES, INC.
1177 Enclave Parkway, Suite 300
Houston, Texas 77077
(281) 899-5700

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TIME AND DATE	10:00 a.m. on Thursday, May 19, 2005

PLACE	Harvest Natural Resources, Inc. 1177 Enclave Parkway Houston, Texas 77077

ITEMS OF BUSINESS	(1) To elect seven directors

(2) To ratify the appointment of independent
registered public accounting firm

(3) To consider such other business as may properly
come before the meeting

RECORD DATE	You are entitled to vote if you were a stockholder at the close of business on Thursday, March 31, 2005.

VOTING BY PROXY	Please submit the proxy as soon as possible so that your shares can be voted at the meeting in accordance with your instructions. You may submit your proxy (1) over the internet, (2) by telephone or (3) by mail. For specific instructions, please refer to the Questions and Information beginning on page 28 of this proxy statement and the instructions on the proxy card.

STOCKHOLDER LISTING	A list of our stockholders as of March 31, 2005, will be available for inspection by our stockholders at the Company’s headquarters, 1177 Enclave Parkway, Suite 300, Houston, Texas 77077, during the ten days immediately preceding the date of the Annual Meeting.

By Order of the Board of Directors

Peter J. Hill
President and Chief Executive Officer

This definitive proxy statement and accompanying proxy card are being distributed on or about April 11, 2005.

2005 ANNUAL MEETING OF STOCKHOLDERS

NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

PROXY STATEMENT

     The Board of Directors of Harvest Natural Resources, Inc. (“Harvest” or the “Company”) is providing these proxy materials to you in connection with our annual meeting of stockholders, which will take place on May 19, 2005, and soliciting your proxy with respect to the meeting. You are invited to attend the meeting and are requested to vote on the proposals described in this proxy statement.

     The information included in this proxy statement relates to the proposals to be voted on at the meeting, the voting process, our Board of Directors and its committees, the compensation of directors and our most highly paid officers, and certain other required information. Our 2004 Annual Report to Stockholders is being mailed to you simultaneously with this proxy statement.

     There are two proposals scheduled to be voted on at the meeting:

•	The election of seven directors

•	The ratification of our independent registered public accounting firm

BOARD OF DIRECTORS

Board Structure

     Our Board of Directors (the “Board”) currently has six directors. The size of our Board has been increased to seven members effective as of our 2005 Annual Meeting of Stockholders. During 2004, the Board held nine regularly scheduled and special meetings. None of our directors attended fewer than 75% of the meetings of the Board and the Committees on which he serves. The average attendance in 2004 of all directors at Board and Committee meetings was over 96%.

Governance

     Corporate governance is part of our culture and a guiding principle in our behavior. The Board has adopted Guidelines for Corporate Governance which require that independent directors comprise a majority of the Board and that the Chairman of the Board be elected from the independent directors. In addition, the Guidelines for Corporate Governance require that each standing committee of the Board be comprised solely of independent directors. Other matters included in the Guidelines for Corporate Governance are Board and director responsibilities, director qualifications, operation of the Board, director compensation, the operation and responsibilities of board committees and management responsibilities.

     Our current Board includes six directors, five of whom have been determined by the Board to be independent, including our non-executive Chairman of the Board. The directors our Board has determined to be independent are Stephen D. Chesebro’, John U. Clarke, Byron A. Dunn, H. H. Hardee and Patrick M. Murray. The Board’s determination of independence is based upon the following standards as set forth in its Guidelines for Corporate Governance:

“Determination of Independence. In determining whether a director is independent, there shall be no fixed criteria or bright line rules. The Board believes that true independence is measured by subjective and objective factors taking into account the totality of the circumstances. In addition, the following guidelines will apply to the determination of independence:

1.	A Director must have no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company). Material relationships can include commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships (among others). The determination that a relationship by a Director with the Company is not material must be affirmatively made by the Board each year.

2.	A Director who is an employee, or immediate family member is an executive officer, of the Company shall not be considered independent until at least three years after the end of such employment relationship.

3.	A Director shall not be considered independent where (A) the director or an immediate family member is a current partner of a firm that is the Company’s internal or external auditor; (B) the director is a current employee of such a firm; (C) the director has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (D) the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the Company’s audit within that time.

4.	A Director who is employed, or whose immediate family member is employed, as an executive officer of any company whose compensation committee includes an officer of the Company shall not be considered independent until at least three years after their employment terminates.

5.	A Director who receives, or whose immediate family member receives, more than $100,000 per year in direct compensation from the Company, other than Director and committee fees and pension or other deferred forms of compensation for prior service (provided such compensation is not contingent in any way on continued service), shall not be considered independent until at least three years after such individual ceases to receive more than $100,000 per year in such compensation.

6.	A Director who is an executive officer or an employee, or whose immediate family member is an executive officer, of a company that makes payments to, or receives payments from, the Company for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues, shall not be considered independent until at least three years after falling below such threshold.

7.	Directors who hold substantial stock in the Company or are affiliated with or an executive of a substantial shareholder for the Company may not be considered independent; however, ownership of stock is not in and of itself a basis for a Director to be considered as not independent. However, for the purposes of determining independence for members of the Audit Committee, a director associated with a major shareholder (one owning 20% or more of the Company’s equity) shall not be considered independent.”

     The non-management directors of the Board meet in regularly scheduled executive sessions without a member of Company management present. The presiding director at all of these meetings is the Company’s Chairman of the Board. In 2004, the non-management directors of the Board met six times in executive session. Each year the Board conducts a self evaluation as a means to determine its effectiveness.

     The Board has also adopted a Code of Business Conduct and Ethics which applies to all directors, officers and employees of the Company. The Board last amended the Code of Business Conduct and Ethics in February 2004. The Board has not granted any waivers to the Code of Business Conduct and Ethics.

     The Guidelines for Corporate Governance, the Code of Business Conduct and Ethics and the charters of all the Board committees are accessible on the Company’s website under the governance section at http://www.harvestnr.com. Any amendments to or waivers of the Code of Conduct and Business Ethics will also be posted on the Company’s website. In addition, this information will be made available in print and without charge to any person who requests it.

Communications with the Board

     Stockholders and other individuals may contact our Chairman of the Board or other independent non-management directors, individually or as a group, for any reason, including to make complaints regarding the Company’s accounting, internal accounting controls or auditing matters. The Board may be contacted by mail or at the Company’s website through an e-mail link under the governance section at http://www.harvestnr.com. All of the independent directors have approved a process for collecting, organizing and relaying stockholder communications.

Attendance at Annual Meeting of Stockholders

     It is the policy of the Board that, to the extent possible, all directors attend the annual meeting of stockholders. All directors attended the 2004 annual meeting of stockholders.

Board Committees

     The Board has three standing committees: (1) Audit, (2) Human Resources and (3) Nominating and Corporate Governance. The membership at the conclusion of 2004 and the function of each committee are described below.

Nominating and
Corporate
Name of Director	Audit	Human Resources	Governance
Stephen D. Chesebro’		X	X
John U. Clarke	X	X
Byron A. Dunn	X	X
H. H. Hardee	X	X	X
Peter J. Hill Patrick M. Murray	X		X

Number of Meetings in 2004	10	6	5

X = Committee member

The Audit Committee

The Audit Committee assists the Board in oversight of:

•	the Company’s accounting and financial reporting policies and practices,

•	the integrity of the financial statements of the Company,

•	the independent registered public accounting firm’s qualifications, independence and objectivity,

•	the performance of the Company’s internal audit function and the Company’s independent registered public accounting firm, and

•	the compliance by the Company with legal and regulatory requirements.

     The Audit Committee acts as a liaison between the Company’s independent registered public accounting firm and the Board, and it has the sole authority to appoint or replace the independent registered public accounting firm and to approve any significant non-audit relationship with the independent registered public accounting firm. The Company’s internal auditor and the Company’s independent registered public accounting firm report directly to the Audit Committee.

     The Audit Committee is responsible for the Company’s procedures relating to the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters, including the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters. The Audit Committee is also responsible for understanding and assessing the Company’s processes and policies for communications with shareholders, institutional investors, analysts and brokers.

     The Audit Committee has access to Company records and employees, and has the sole authority to retain independent legal, accounting or other advisors. The Company will provide appropriate funding for the payment of the independent registered public accounting firm and any advisors employed by the Audit Committee.

     The Audit Committee makes regular reports to the Board. Each year the Audit Committee assesses the adequacy of its charter and conducts a self-assessment review to determine its effectiveness.

     The Board has determined that each member of the Audit Committee meets the independence standards of the SEC’s requirements, the rules of the New York Stock Exchange and the Company’s Guidelines for Corporate Governance. No member of the Audit Committee serves on the audit committee of more than three public companies. The Board has further determined that each member of the Audit Committee is financially literate and that Mr. Murray, Mr. Clarke and Mr. Dunn qualify as audit committee financial experts as defined in Item 401(h) of Regulation S-K. Information on the relevant experience of Mr. Murray, Mr. Clarke and Mr. Dunn is set forth in the discussion below under Proposal No. 1.

     The Audit Committee operates pursuant to a written charter. A copy of the Audit Committee Charter is attached to this Proxy statement as Appendix A. The charter is also accessible in the governance section of the Company’s website (http://www.harvestnr.com).

     Our Audit Committee has established procedures for Company employees or consultants to make a confidential, anonymous complaint or raise a concern over accounting, internal accounting controls or auditing matters concerning the Company or any of its companies.

The Human Resources Committee

     The primary responsibilities of the Human Resources Committee are to:

•	annually review the performance of the Chief Executive Officer and make recommendations to the Board on all elements of his compensation,

•	annually review the compensation of the Board and make recommendations to the Board on compensation,

•	review and assess succession planning,

•	establish and recommend to the Board all elements of executive compensation,

•	make recommendations to the Board with respect to incentive and equity compensation plans, and

•	review and monitor overall compensation and benefit plans, and human resources policies and procedures.

     Each year the Human Resources Committee assesses the adequacy of its charter and conducts a self-assessment review to determine its effectiveness.

     The Board has determined that each member of the Human Resources Committee meets the independence requirements of the rules of the New York Stock Exchange and the Company’s Guidelines for Corporate Governance.

     The Human Resources Committee operates pursuant to a written charter. The charter is accessible in the governance section of the Company’s website (http://www.harvestnr.com).

The Nominating and Corporate Governance Committee

The primary responsibilities of the Nominating and Corporate Governance Committee are to:

•	develop the criteria and procedures for the identification and recruitment of candidates for election to serve as directors who will promote the best interest of the stockholders,

•	review qualifications and recommend director candidates to the Board, including those recommended by stockholders of the Company, to be nominated for election by the stockholders or to fill any vacancy,

•	recommend directors to serve on and chair Board committees,

•	evaluate annually the performance of the Board, and

•	develop and recommend guidelines for corporate governance and a code of business conduct and ethics applicable to all directors, officers and employees of the Company.

     Each year the Nominating and Corporate Governance Committee assesses the adequacy of its charter and conducts a self-assessment review to determine its effectiveness.

     The Board has determined that each member of the Nominating and Corporate Governance Committee meets the independence requirements of the rules of the New York Stock Exchange and the Company’s Guidelines for Corporate Governance.

     The Nominating and Corporate Governance Committee operates pursuant to a written charter. The charter is accessible in the governance section of the Company’s website (http://www.harvestnr.com).

     The Nominating and Corporate Governance Committee will consider nominations for director proposed by stockholders of the Company if such nominations are submitted within the time limits and in the manner prescribed by applicable rule, law and the Company’s By-laws. To be timely, a stockholder’s nomination for director must be delivered to or mailed and received at the principal executive offices of the Company, not less than 60 days nor more than 180 days prior to the anniversary date of the immediately preceding annual meeting (which, for the 2006 annual meeting, would be no earlier than November 20, 2005, and no later than March 20, 2006); provided, however, that in the event that the date of the annual meeting is more than 45 days later than the anniversary date of the immediately preceding annual meeting (which, for the 2006 annual meeting, would be after July 3, 2006), nominations by the stockholder to be timely must be received not later than the close of business on the tenth day following the earlier of the date on which a written statement setting forth the date of the annual meeting was mailed to stockholders or the date on which it is first disclosed to the public. A stockholder’s nomination of a director to the Secretary shall (a) identify the nominee or nominees and provide a brief description of their business experience and background, (b) the name and address of the stockholder as they appear on the Company’s books, (c) the class and number of shares of the Company which are beneficially owned by such stockholder, (d) any material relationship between the nominee(s) and the stockholder and the Company, and (e) contact information of the nominee(s) for follow-up information requests by the Board. In addition, if the stockholder’s ownership of shares of the Company, as set forth in the notice, is solely beneficial, documentary evidence of such ownership must accompany the notice. Please see page 30 for additional information on submitting stockholder proposals.

     Under the Board’s Guidelines for Corporate Governance, at least a majority of directors of the Company must be independent, and individuals who are more than seventy-two years old or serve on the board of more than three other publicly held companies are not eligible to serve on the Board. The Nominating and Corporate Governance Committee is responsible for assessing the appropriate mix of skills and characteristics required of members of the Board. Factors the Nominating and Corporate Governance Committee shall consider in identifying and evaluating director nominees include:

•	High personal and professional ethics, integrity and values;

•	Collective breadth of experience in matters such as:

o	international operations,

o	the energy business,

o	board membership,

o	service as the chief executive or operating officer in a publicly held company, and

o	auditing, accounting, finance or banking;

•	Independence in fact and intellectually;

•	An interest and the availability of time to be involved with the Company and employees over a sustained period; and

•	The ability and willingness to objectively appraise management and Board performance in the interests of the stockholders.

     In considering these factors, no distinction is drawn between nominees recruited by or for the Board and nominees recommended by stockholders.

     The Nominating and Corporate Governance Committee is responsible for periodically reviewing the size, composition and organization of the Board and recommending to the Board policies, changes and other action it deems advisable. During 2004 and 2005, the Nominating and Corporate Governance Committee considered adding an additional Board member. In March 2005, the Nominating and Corporate Governance Committee recommended to the Board that the size of the Board be expanded from six to seven members as of the 2005 Annual Meeting of Stockholders, and, after determining his availability and interest, that James A. Edmiston be nominated to stand for election by the stockholders at the 2005 Annual Meeting of Stockholders to fill the position. In March 2005, the Board approved the recommendation of the Nominating and Corporate Governance Committee. Mr. Edmiston is the Chief Operating Officer for Harvest and will not qualify as an independent director.

Director Compensation Arrangements

     Director compensation is reviewed annually by the Human Resources Committee of the Board with the assistance of an independent compensation consultant retained by the Committee. Any adjustments to compensation are approved by the Board, based upon the recommendations of the Human Resources Committee. The philosophy of the Company in determining director compensation is to align compensation with the long-term interests of the stockholders, adequately compensate the directors for their time and effort, and establish an overall compensation package that will attract and retain qualified directors. In determining overall director compensation, the Company seeks to strike the right balance between the cash and stock components of director compensation. It is the policy of the Board that directors should hold equity ownership in the Company and that a portion of director fees should consist of Company equity in the form of stock and option grants. The Board also believes that directors should develop a meaningful equity position over time. To further this policy the Board has adopted Stock Retention Guidelines applicable to all directors. Under the Guidelines, at least fifty percent of the shares of restricted stock (on an after tax basis) must be retained by a director for at least three years after the restriction lapses, and at least fifty percent of the shares of stock (on an after tax basis) received through the exercise of an option must be retained by a by a director for at least three years after the option exercise. The Guidelines are administered by the Human Resources Committee, which also has the authority to waive application of the Guidelines.

Each non-employee director of the Company receives compensation as follows:

•	an annual Board retainer of $36,000, plus travel and related expenses,

•	a board meeting fee of $1,500 for each board or committee meeting attended,

•	an annual committee retainer of $15,000 for serving as committee chair of the Audit committee and Human Resources committee, and $10,000 for serving as committee chair of the Nominating and Corporate Governance committee,

•	a fee of $1,500 per day for attending business meetings on behalf of the Company in his capacity as a director that requires out of town travel or a substantial commitment of time.

     The Company’s director compensation includes additional compensation for our non-executive Chairman of the Board, Mr. Chesebro’, in recognition of the significant added responsibilities and time commitments of that position. In addition to his compensation as a director, Mr. Chesebro’ receives a retainer of $120,000 a year, paid quarterly.

     Effective May 23, 2003, the Board adopted the Harvest Natural Resources, Inc. Deferred Compensation Plan for the Board of Directors (the “Deferred Compensation Plan”). The Deferred Compensation Plan was designed by the Human Resources Committee with the assistance of an independent consultant retained by the Committee. The major elements of the Deferred Compensation Plan are as follows:

•	only non-employee directors are eligible to participate,

•	a director may elect to defer all or part of his retainer(s),

•	amounts deferred may be credited, at the director’s option, to either a stock unit account or a fixed income account,

•	amounts deferred into the stock unit account are converted into phantom shares in the Company and, in addition, the Company will provide a matching amount of phantom shares equal to 50% that vests after one year,

•	amounts deferred into the stock unit account may be distributed to a director only after his service on the Board has terminated and any distributions must be in cash,

•	amounts deferred to the fixed income account earn annually compounded interest at the greater of 10% or the prime rate,

•	deferred amounts may not be transferred between the fixed income account and the stock unit account,

•	each year a director may change his deferral election, but only as to future compensation, and

•	at the time of a deferral election, a director also makes elections on the manner of distribution of the deferred amounts.

     In 2003 and 2004, all directors participated in the Deferred Compensation Plan and elected to defer 100% of their retainers into the stock unit account representing phantom shares in the Company. In 2004 the American Jobs Creation Act (the “Act”) was enacted. Under the Act and enabling regulations, deferred compensation plans such as the Deferred Compensation Plan are subject to requirements concerning the timing of deferral elections and distribution of deferred amounts. Due to these requirements and other considerations, the Board may decide to amend or terminate the Deferred Compensation Plan.

     Under the Harvest Natural Resources 2004 Long Term Incentive Plan, directors are eligible to receive restricted stock, stock options and SAR grants.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

     There are seven nominees for election to our Board of Directors this year. Information regarding the business experience of each nominee is provided below. All directors are elected annually to serve until the next annual meeting and until their respective successors are elected.

     Our Board of Directors recommends a vote FOR the election to the Board of each of the following nominees.

Stephen D. Chesebro’ Appointed Director in October 2000 Age 63	Mr. Chesebro’ served as President and Chief Executive Officer of PennzEnergy, the independent oil and gas exploration and production company that was formerly a business unit of Pennzoil Company, from December 1998 until he retired in 1999. From February 1997 to December 1997, Mr. Chesebro’ served as Group Vice President – Oil and Gas and from December 1997 until December 1998 he served as President and Chief Operating Officer of Pennzoil Company, an integrated oil and gas company. From 1993 to 1996, Mr. Chesebro’ was Chairman and Chief Executive Officer of Tenneco Energy, a $4 billion global company with 3,000 employees. Tenneco Energy was part of Tenneco, Inc., a worldwide corporation that owned diversified holdings in six major industries. Mr. Chesebro’ is an advisory director to Preng & Associates, an executive search consulting firm. In 1964, Mr. Chesebro’ graduated from the Colorado School of Mines. He was awarded the school’s Distinguished Achievement Medal in 1991 and received his honorary doctorate from the institution in 1998. He currently serves on the school’s visiting committee for petroleum engineering. In 1994, Mr. Chesebro’ was the first American awarded the H.E. Jones London Medal by the Institution of Gas Engineers, a British professional association.

John U. Clarke Appointed Director in October 2000 Age 52	Since December 2004, Mr. Clarke has been Chairman of the Board and CEO of NATCO Group, Inc., a publicly-traded oil services and equipment company. From May 2001 until assuming his current position with NATCO, Mr. Clarke was the President of Concept Capital Group, a financial and strategic advisory firm originally founded by Mr. Clarke in 1995. During 2001, Mr. Clarke was a Managing Director of SCF Partners, a private equity investment company focused on the oil and gas services and equipment sectors of the energy industry. From 1999 to 2000, Mr. Clarke was Executive Vice President of Dynegy, Inc., a publicly traded global energy merchant, where he was also an Advisory Director and member of the Office of the Chairman. Mr. Clarke joined Dynegy in April 1997 as Senior Vice President and Chief Financial Officer. Prior to joining Dynegy, Mr. Clarke was a managing director and co-head of a specialty energy practice group with Simmons & Company International, a Houston-based investment banking firm. From 1995 to 1997, he served as president of Concept Capital Group. Mr. Clarke was Executive Vice President and Chief Financial and Administrative Officer with Cabot Oil and Gas, a publicly traded Appalachian oil and gas producer, from 1993 to 1995. He was with Transco Energy, a publicly traded interstate pipeline company, from 1981 to 1993, last serving as Senior Vice President and Chief Financial Officer.

Mr. Clarke began his professional career with Tenneco, Inc. in 1978. In addition to being on the board of directors of NATCO, Mr. Clarke is a member of the board of directors of The Houston Exploration Company, a publicly traded North American exploration and production company. He is also Chairman and a member of the Board of Directors of FuelQuest, a market service provider to petroleum marketers. Mr. Clarke earned a Bachelor of Arts degree in Economics from the University of Texas in 1975 and a Master of Business Administration degree from Southern Methodist University in 1977.

Byron A. Dunn Appointed Director in December 2003 Age 48	Mr. Dunn was originally a member of the Board from October 2000 until March 2002. Mr. Dunn has been Vice President, Business Development of National Oilwell Varco, an oilfield products and services company, since August 2003. Prior to joining National Oilwell Varco, Mr. Dunn was an Executive Director in the energy investment banking group of UBS Warburg LLC for seven years. Mr. Dunn spent two years as a Senior Vice President specializing in energy and oilfield services with Jeffries & Company, Inc. Mr. Dunn also has over five years of operational experience in the oil and gas industry, serving from 1979 through 1984 in drilling, production and reservoir assignments for Chevron USA in Texas, Louisiana and the Gulf of Mexico. In addition, during 1991 and 1992, Mr. Dunn spent considerable time in West Siberia, Europe and South America as manager of upstream business development and acquisitions for Phibro Energy. Mr. Dunn is an advisory director to Preng & Associates, an executive search consulting firm and until April 2004 was Chairman of the Board of TTS Marine ASA, a ships equipment manufacturer. Mr. Dunn earned a Bachelor of Science degree in Chemical Engineering from the Illinois Institute of Technology in 1979 and a Master of Business Administration degree, with a specialization in finance, from the University of Chicago in 1986.

James A. Edmiston First Time Nominee Age 45	Mr. Edmiston was elected Executive Vice President and Chief Operating Officer of Harvest Natural Resources, Inc. on September 1, 2004. Prior to joining Harvest, Mr. Edmiston was with Conoco and ConocoPhillips for 22 years in various management positions including President, Dubai Petroleum Company (2002-2004), a ConocoPhillips affiliate company in the United Arab Emirates and General Manager, Petrozuata, C.A., in Puerto La Cruz, Venezuela (1999-2001). Prior to 1999, Mr. Edmiston also served as Vice President and General Manager of Conoco Russia and then as Asset Manager of Conoco’s South Texas Lobo Trend gas operations. Mr. Edmiston earned a Bachelor of Science degree in Petroleum Engineering from the Texas Tech University and a Masters of Business Administration from the Fuqua School of Business at Duke University. Mr. Edmiston is a Member of the Society of Petroleum Engineers and is a Registered Professional Engineer in the State of Texas.

H. H. Hardee Appointed Director in October 2000 Age 50	Mr. Hardee has been a Senior Vice President-Investment Officer with RBC Dain Rauscher, an investment banking firm, since 1994. From 1991 through 1994, Mr. Hardee was a Senior Vice President with Kidder Peabody, an investment banking firm. From 1977 through 1991, Mr. Hardee was a Senior Vice President at Rotan Mosle/Paine Webber Inc., an investment banking firm. During his tenure at Dain Rauscher, he has been in the top 1% of his peer group and has been a member of the Chairman’s Council since joining the firm. Mr. Hardee is a licensed investment advisor and has served in various board capacities including investment policy and syndicate underwriting. Mr. Hardee’s expertise is advising high net worth individuals and small to mid-sized corporations. He currently advises/manages over $225 million in assets. He is also a published author in the area of financial investing. Mr. Hardee is a former director of the Bank of Almeda and Gamma Biologicals. He is also a former limited partner and advisory director of the Houston Rockets of the National Basketball Association and former advisory finance Chairman for the Ft. Bend Texas Independent School District. Currently, he is an elder and member of session at Southminster Presbyterian Church. Mr. Hardee has a degree in finance from the University of Texas.

Peter J. Hill Appointed Director in July 2000 Age 58	Dr. Peter J. Hill has served as our President and Chief Executive Officer and a director since July 10, 2000. From 1998 until 2000, Dr. Hill was Chief Operating Officer and Executive Director of Hardy Oil & Gas in London, U.K. From 1995 until 1998, Dr. Hill served as Managing Director of Deminex and was responsible for its worldwide production and exploration activities, including projects in Russia and Venezuela. Prior to 1995, Dr. Hill spent 22 years with British Petroleum in a range of senior positions in Australia, Egypt, New Zealand, the North Sea and South America. Dr. Hill served as Chief Geologist for the BP Group, and from 1989 to 1991 served as Chief of Staff for BP Exploration, sitting on the Board. From 1991 to 1994, he was the President of BP Venezuela and Regional Director for Central and South America. Dr. Hill holds a B.S. Degree in Geology from Southampton University, England, and a shared Doctorate of Philosophy in Sedimentology from Southampton University and Trinity College, Ireland.

Patrick M. Murray Appointed Director in October 2000 Age 62	Mr. Murray has been Chairman of the Board and CEO of Dresser, Inc. since 2004. From 2000 until becoming Chairman of the Board, Mr. Murray served as President and CEO of Dresser, Inc. Mr. Murray was President of Halliburton Company’s Dresser Equipment Group, Inc.; Vice President, Strategic Initiatives of Dresser Industries, Inc.; and Vice President, Operations of Dresser, Inc. from 1996 to 2000. Mr. Murray has also served as the President of Sperry-Sun Drilling Services from 1983 through 1996. Mr. Murray joined NL Industries in 1973 as a Systems Application Consultant and served in a variety of increasingly senior management positions. Mr. Murray currently serves on the board of Precision Drilling Corporation, a publicly held contract drilling company. Mr. Murray is also on the boards of the Valve Manufacturers Association, Petroleum Equipment Suppliers Association and the Dallas Council on World Affairs. He is also on the board of advisors for the Maguire Energy Institute, Edwin L. Cox School of Business, and Southern Methodist University. Mr. Murray holds a B.S. degree in Accounting and a Master of Business Administration from Seton Hall University. He served for two years in the U.S. Army as a commissioned officer. Mr. Murray is a member of the American Petroleum Institute and the Society of Petroleum Engineers.

PROPOSAL NO. 2

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     The Audit Committee of the Board of Directors has appointed PricewaterhouseCoopers LLP as Harvest’s independent registered public accounting firm to audit our consolidated financial statements for the year ended December 31, 2005.

     Our Board of Directors recommends a vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2005. If the appointment is not ratified, our Board of Directors will select another independent registered public accounting firm.

Equity Compensation Plan Information

     The following table presents information as of December 31, 2004, on equity compensation plans approved by security holders and equity compensation plans not approved by security holders.

Number of securities
	Number of		remaining
	securities to be	Weighted-	available for
	issued upon	Average	future issuance
	exercise of	exercise price	under equity
	outstanding	of outstanding	compensation
	options,	options,	plans (excluding
	warrants and	warrants	securities reflected
	rights	and rights	in column (a))
PLAN CATEGORY	(a)	(b)	(c)

Equity compensation plans approved by security holders	3,149,173	$9.46	1,377,690
Equity compensation plans not approved by security holders (1)	658,450	2.11	—

Total	3,807,623	$8.19	1,377,690

(1)	See Note 5 of Notes to Consolidated Financial Statements filed as part of our Form 10-K for the year ending December 31, 2004 for a description of options issued to individuals other than our officers, directors or employees. The 1999 Stock Option Plan permits the granting of stock options to purchase up to 2,500,000 shares of our common stock in the form of ISOs, NQSOs or a combination of each, with exercise prices not less than the fair market value of the common stock on the date of the grant, subject to the dollar limitations imposed by the Internal Revenue Code. In the event of a change in control, all outstanding options become immediately exercisable to the extent permitted by the plan. Options granted to employees under the 1999 Stock Option Plan vest 50 percent after the first year and 25 percent after each of the following two years, or they vest ratably over a three-year period, from their dates of grant and expire ten years from grant date or three months after retirement, if earlier. All options granted to outside directors and consultants under the 1999 Stock Option Plan vest ratably over a three-year period from their dates of grant and expire ten years from grant date. These were the only compensation plans in effect that were adopted without the approval of our stockholders.

     The following table presents information on stock options outstanding at March 28, 2005 which have been granted to directors, officers and employees of the Company. This updates the information in Note 5 to the Company’s financial statements filed as part of its Form 10-K for the year ending December 31, 2004.

	Outstanding			Exercisable
Range of	Number	Weighted-Average		Number
Exercise	Outstanding At	Remaining	Weighted-Average	Exercisable at	Weighted-Average
Prices	March 28, 2005	Contractual Life	Exercise Price	March 28, 2005	Exercise Price
$1.55 - $2.75	1,992,483	5.94	$1.96	1,687,816	$2.02
$4.80 - $7.00	578,667	5.02	5.77	365,333	5.86
$7.25 - $11.00	409,333	1.61	8.75	373,333	8.91
$11.50 - $16.50	943,665	1.42	13.53	943,665	13.53
$17.38 - $24.13	439,833	1.78	21.21	439,833	21.21

	4,363,981			3,809,980

     Of the total options outstanding, 858,750 in option shares are pledged to the Company by A.E. Benton, its former Chief Executive Officer and Chairman of the Board, to secure repayment of debt. During 2004, 125,000 options granted to Mr. Benton expired and another 125,000 were exercised with the net proceeds delivered to the Company in partial repayment of Mr. Benton’s debt. Future exercises of Mr. Benton’s options are largely at his discretion, provided that all net proceeds are paid to the Company until his debt to the Company is repaid in full.

     In addition to options granted to directors, officers and employees of the Company, the Company has issued options related to the acquisition of Benton Offshore China Company. As of March 28, 2005, there were options to purchase 74,427 shares of stock at $7.00 per share outstanding and exercisable. In addition, options have been issued to individuals outside of plans at prices ranging from $10.88 to $11.88 which vest over three to four years. At March 28, 2005, a total of 15,000 shares were subject to such options.

     Since 1989, the Company has adopted several stock option plans. In 2001, the stockholders approved the 2001 Long Term Incentive Plan, following which the Board determined that options would no longer be granted under any prior plans. In 2004, the stockholders approved the 2004 Long Term Incentive Plan. This plan provides for the award of stock options and restricted stock to non-employee directors, employees and consultants of the Company. There were no performance based awards granted in 2004 under the 2004 Long Term Incentive Plan. As of March 28, 2005, 85,665 shares remain available for stock option grants under the 2001 Long Term Incentive Plan and 898,775 shares remain available for award under the 2004 Long Term Incentive Plan, of which no more than 316,850 can be granted as restricted shares. As of March 28, 2005, the total number of shares to be issued upon the exercise of outstanding options under the 2001 Long Term Incentive Plan and 2004 Long Term Incentive Plan was 1,787,743 shares, and the total number of shares of restricted stock granted pursuant to the 2004 Long Term Incentive Plan was 121,150 shares. Total outstanding shares of the company on such date were 36,874,491.

STOCK OWNERSHIP

Largest Owners

     The following table shows the amount of Harvest common stock beneficially owned by any person or group that is the direct or beneficial owner of more than 5% of Harvest’s common stock as of March 28, 2005.

	Aggregate Number		Percent of
	of Shares		Shares
Name and Address	Beneficially Owned(1)		Outstanding(2)
Capital Research and Management Company	2,760,900	(3)	7.49%
333 South Hope Street
Los Angeles, CA 90071

Cumberland Associates LLC	1,900,000	(4)	5.15%
1114 Avenue of the Americas
New York, NY 10036

(1)	The stockholder has sole voting and dispositive power over the shares indicated unless otherwise disclosed.

(2)	The percentage of common stock is based upon 36,874,491 shares of common stock outstanding on March 28, 2005.

(3)	This information is based upon a Schedule 13G filed with the Securities and Exchange Commission on February 14, 2005.

(4)	This information is based upon a Schedule 13G filed with the Securities and Exchange Commission on January 19, 2005.

Directors and Executive Officers

     The following table shows the amount of common stock of Harvest beneficially owned (unless otherwise indicated) by Harvest’s directors and nominees for director, the executive officers of Harvest named in the Summary Compensation Table below and the directors and executive officers of Harvest as a group. Except as otherwise indicated, all information is as of March 28, 2005.

     The number of shares beneficially owned by each director or executive officer is determined under rules of the Securities and Exchange Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has the sole or shared voting power or investment power and also any shares which the individual has the right to acquire as of May 27, 2005 (60 days after March 28, 2005) through the exercise of stock options or other rights. Unless otherwise indicated, each person has sole investment and voting power (or shares such powers with his spouse) with respect to the shares set forth in the following table.

Amount and Nature of
Beneficial Ownership

	Number of	Shares
	Shares	Acquirable	Total	Percent of
	Beneficially	Within	Beneficial	Shares
Name of Beneficial Owner	Owned(1)	60 Days	Ownership	Outstanding(2)
Peter J. Hill	266,840	551,525	818,365	2.19%
James A. Edmiston	42,650	—	42,650	*
Steven W. Tholen	184,635	369,833	554,468	1.49%
Kerry R. Brittain	11,800	83,167	94,967	*
Kurt A. Nelson	10,500	66,000	76,500	*
Karl L. Nesselrode	4,000	14,667	18,667	*
Stephen D. Chesebro’	171,854	86,667	258,521	*
John U. Clarke	84,454	61,667	146,121	*
Byron A. Dunn	10,300	1,667	11,967	*
H. H. Hardee	95,000	61,667	156,667	*
Patrick M. Murray	131,854	1,667	133,521	*
All current directors and executive officers as a group of ten persons	1,013,887	1,298,527	2,312,414	6.06%

*	Represents less than 1% of the Company’s outstanding common stock.

(1)	This number does not include common stock which the directors or officers of the Company have a right to acquire within 60 days of March 28, 2005.

(2)	Percentages are based upon 36,874,491 shares of common stock outstanding on March 28, 2005.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and holders of more than 10% of our common stock to file reports with the Securities and Exchange Commission regarding their ownership and changes in ownership of our stock. To our knowledge, during fiscal 2004, our officers, directors and 10% stockholders complied with all Section 16(a) filing requirements. In making this statement, Harvest has relied upon the written representations of its directors and officers.

REPORT OF THE HUMAN RESOURCES COMMITTEE

     The Human Resources Committee of the Board of Directors (the “Committee”) has furnished the following report on executive compensation. This report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

     2004 Chief Executive Officer Compensation. Dr. Hill’s annual base salary in 2004 was increased, effective February 23, 2004, from $390,000 to $400,000. This increase was based upon Dr. Hill’s contribution to the performance of the Company in 2003 and 2004, and published and private compensation data for energy industry companies. Dr. Hill was also paid a bonus in 2004 of $199,000 in cash. The bonus was paid to Dr. Hill based upon the Company’s partial achievement of the formula performance measures established for 2003, which account for 50% of the target bonus, for discretionary cash flow (20%), production costs (20%) and production volumes (10%). The bonus amount was further based on the determination of the Committee that Dr. Hill achieved his established discretionary measures, which account for the remaining 50% of the target bonus, in the areas of value growth, financial strength of the Company, and corporate governance and leadership. The combined results of the performance and discretionary measures were then adjusted upward to bring Dr. Hill to 85% of his target bonus. This adjustment was made in recognition of Dr. Hill’s significant contributions in the timely completion of the gas project in Venezuela, the successful sale of the Company’s minority interest in LLC Geoilbent and stockholder return. In 2004, Dr. Hill was awarded stock options for 54,575 shares of stock at an exercise price of $13.01 which was the fair market value of the stock on the date of the option award. In 2004, Dr. Hill was also awarded 13,500 shares of restricted stock in the Company with a three-year restriction period. Dr. Hill’s annual base salary, bonus and stock awards take into account the recommendations of an independent compensation consultant to the Committee, published and private compensation surveys for energy industry companies, an analysis of proxy data of peer group companies and previous stock awards.

     Compensation Philosophy. Compensation Philosophy. The Company’s executive compensation philosophy is focused on aligning the interests of its management team with those of its stockholders. Accordingly, the Company has implemented a compensation program designed to recognize the near-term contribution of individual executives through market based annual cash compensation, with the opportunity to earn annual incentive cash bonus payments based upon meeting certain corporate and individual performance measurements. In order to recognize the long-term contribution of its management and to encourage share ownership, certain executives may, at the discretion of the Board, participate from time to time in the Company’s long-term incentive program which is designed to grant executives a mix of fair market value stock options with three-year term vesting requirements and restricted stock with a three-year restriction period. The Company also seeks to maintain the alignment of the interests of its key employees with those of its stockholders during periods of uncertainty by entering into employment agreements which include severance provisions under certain circumstances, including in the event of a change of control of the Company. The Committee believes that its overall compensation program is appropriate for the Company in order to attract, retain and reward its key management personnel.

     The Committee determines executive compensation, both short-term cash compensation and long-term, non-cash compensation, based upon a number of factors. Some of these factors are: the financial and operating position of the Company; the Company’s future prospects; general industry conditions; the contribution to the Company’s future success expected to come from the individual executive; compensation for comparable positions in other energy companies, including those which approximate the Company in size or business operations; and, proxy data of companies selected as a peer group. During 2003 and 2004, the Committee engaged an independent outside consultant with expertise in employee and executive compensation programs to assist the Committee in the further development of the Company’s compensation program in order to help assure that the Company remains competitive.

     Base salary is paid in cash and is reviewed annually by the Human Resources Committee with the assistance of the independent compensation consultant. Individual base salaries and annual increases, if any, are determined based on a subjective evaluation that includes company performance, the individual executive’s experience and performance, compensation surveys of other energy companies and peer group data. In 2004, the

Board, acting on the recommendation of the Committee, approved a base salary increases for the Chief Executive Officer, Dr. Hill.

     Annual cash bonus payments are based on an incentive plan designed to directly link a significant amount of an executive’s compensation to corporate and individual performance. A corporate performance formula, based on measures approved by the Committee each year, comprise up to a fixed percentage of an executive’s target bonus. In 2004, the performance measures were discretionary cash flow (15%), production costs (15%) and production volumes (20%). The remaining 50 percent of an executive’s target bonus is based on discretionary measures approved by the Committee each year that are tied to individual and team performance using selected criteria for each executive. The target bonus for 2004 was 100% of base salary for the Chief Executive Officer, 75% of base salary for the Chief Operating Officer, and 50% of base salary for the other bonus plan participants, including the remaining named executive officers. The target bonus levels are determined in part on compensation surveys of other energy companies and peer group data. Such data is also considered in determining individual bonus amounts. Bonus payments are subject to the final discretion of the Committee and the Board. As a guideline, the Committee has determined that, absent special circumstances, individual cash bonus awards will not exceed 200% of the target bonus amount. The bonus incentive plan, target bonus levels and corporate performance formulae are reviewed annually by the Committee and the independent compensation consultant.

     In its discretion, the Committee and the Board will consider one-time bonus awards in cash, stock or a combination of both to recognize singular achievements or significant accomplishments particularly critical to the Company. In addition, the Harvest Natural Resources 2004 Long Term Incentive Plan permits the Board to make cash performance awards based upon the achievement of certain indicators of performance over an established performance period. In 2004, there were no one-time bonus awards or cash performance awards under the 2004 Long Term Incentive Plan.

     In determining total cash compensation, the Committee desires to establish a program for its company executives that remain competitive with comparable energy peers and general industry companies competing for qualified management talent. The Committee seeks to provide a compensation program which gives the executive the opportunity to earn compensation that is at least at or above the fiftieth percentile of executives in comparable companies. However, in setting this objective, the Committee is mindful that the Company occupies a unique position in the industry and that use of data from other companies is an inexact process. Accordingly, in considering industry data, the Committee generally looks at total cash compensation that falls between the fiftieth and seventy-fifth percentile of executives in comparable companies, with variation by individual executive. The Committee also believes that industry information should serve only as guideposts, and should not be a substitute for the judgment and discretion that must be exercised in establishing compensation programs that recognize, reward and drive performance.

     The Committee believes that stock options and restricted stock awards provide a significant benefit to incentivize, attract and retain key employees while affording such employees with a reasonable level of participation in future value created for the benefit of all the Company’s stockholders. The Committee has no fixed program for determining the timing or the number of stock options or restricted shares to be granted to individual executives. However, the Committee considers such awards annually and the Company has established general guidelines to serve as a starting point for evaluating individual stock option and restricted stock awards. These guidelines take into account the long-term nature of stock awards, the amount of stock available under the Company’s long term incentive plans, and the total amount of awards as a percentage of outstanding shares. The guidelines then set target awards based upon a multiple of base salary, and a ratio of stock options to restricted stock. In determining awards for executives, the Committee annually reviews industry and peer group market data on stock awards. In doing so, the Committee also considers the long-term value of awards using the Black-Scholes option pricing model. In using this model, the Committee considers the stock price volatility for the Company and peer group companies. The Committee also factors in overall compensation of individual executives and previous stock grants. The Committee has and will continue to consider the use of long-term incentive plans as a component of executive compensation, and endeavor to establish the right mix and balance of options, stock grants and other compensation to maintain and foster the alignment of the executive’s interests with the long-term interests of the Company and the stockholders.

     As an additional means to promote ownership and retention of stock in the Company by executives in order to align their interests with the long-term interests of the stockholders, the Board has adopted Stock Retention

Guidelines (the “Guidelines”). The Guidelines apply to any awards of restricted stock or options to purchase stock of the Company granted to the CEO, executives and non-employee directors (collectively, the “Key Stakeholders”) of the Company after February 2004. Under the Guidelines,

•	at least fifty percent of the shares of restricted stock (on an after tax basis) must be retained by a Key Stakeholder for at least three years after the restriction lapses, and

•	at least fifty percent of the shares of stock (on an after tax basis) received through the exercise of an option must be retained by a Key Stakeholder for at least three years after the option exercise.

The Guidelines are administered by the Human Resources Committee, which also has the authority to waive application of the Guidelines.

     With the assistance of an independent outside consultant, the Committee periodically reviews the executive employment agreements. The review includes an assessment of the estimated cost to the Company upon termination of the employment agreements and the competitiveness of the compensation related provisions.

     The provisions of Section 162(m) of the Internal Revenue Code did not apply to compensation paid in 2004 to the CEO or any other named executive. The Human Resources Committee has not formalized a policy with respect to qualifying compensation paid to executive officers under Section 162 (m) of the Internal Revenue Code, but intends to study the Company’s compensation plans to develop a formal policy if necessary.

H. H. Hardee, Chairman
Stephen D. Chesebro’
John U. Clarke
Byron A. Dunn

Human Resources Committee Interlocks and Insider Participation

     None of the members of the Board’s Human Resources Committee is or has been an officer or employee of the Company.

EXECUTIVE OFFICERS

     The following table provides information regarding each of its executive officers.

Name	Age	Position
Dr. Peter J. Hill (1)	58	President and Chief Executive Officer

James A. Edmiston (2)	45	Executive Vice President and Chief Operating Officer

Steven W. Tholen	54	Senior Vice President, Chief Financial Officer and Treasurer

Kerry R Brittain	58	Senior Vice President, General Counsel and Corporate Secretary

Kurt A. Nelson	52	Vice President, Controller and Chief Accounting Officer

Karl L. Nesselrode	47	Vice President, Engineering and Business Development

(1)	See Dr. Hill’s biography on page 10.

(2)	See Mr. Edmiston’s biography on page 9.

     Steven W. Tholen has served as our Senior Vice President – Finance and Administration and Chief Financial Officer since January 1, 2001. From June 1995 through 2000, Mr. Tholen was Vice President and Chief Financial Officer of Penn Virginia Corporation, an oil and gas exploration and production company. From 1990 to 1995, Mr. Tholen served in various capacities at Cabot Oil and Gas Corporation, including Treasurer. Mr. Tholen holds a B.S. degree from St. John’s University and an M.B.A. degree from the University of Denver.

     Kerry R. Brittain has served as our Senior Vice President, General Counsel and Corporate Secretary since June 1, 2003 and our Vice President, General Counsel and Corporate Secretary from July 15, 2002 to May 31, 2003. From April 2001 until July 2002, Mr. Brittain was the General Counsel for two technology companies owned by Union Pacific Corporation. Prior to that, Mr. Brittain spent over 24 years with Union Pacific Resources Company in increasingly senior positions, including Vice President, General Counsel and Corporate Secretary. Mr. Brittain earned both his B.A. and J.D. with honors from the University of Wyoming.

     Kurt A. Nelson was elected Vice President — Controller of the Company in November 2001. From September 2000 until November 2001 Mr. Nelson was Manager, Operations Analysis for Anadarko Petroleum Corporation. Prior to his time with Anadarko, Mr. Nelson spent one year consulting, then 19 years with The Louisiana Land and Exploration Company and its successor Burlington Resources, Inc. (oil and gas exploration and production companies), holding various positions, including Manager, Business Development from October 1997 to January 1999, Portfolio Manager from January 1997 to October 1997, Manager, Finance and Administration Houston Division from 1993 until October 1997, and various other positions, including Assistant Controller — Exploration and Production and Assistant Tax Director. Mr. Nelson holds a B.B.A. degree in Business Administration from the University of Houston and is a Certified Public Accountant.

     Karl L. Nesselrode was elected Vice President, Engineering and Business Development of the Company on November 17, 2003. From February 2002 until November 2003, Mr. Nesselrode was President of Reserve Insights, LLC, a strategy and management consulting company for oil and gas. He was employed with Anadarko Petroleum Corporation as Manager Minerals and Special Projects from July 2000 to February 2002. Mr. Nesselrode served in various managerial positions with Union Pacific Resources Company from August 1979 to July 2000. Mr. Nesselrode earned a Bachelor of Science in Petroleum Engineering from the University of Tulsa in 1979 and completed Harvard Business School Program for Management Development in 1995.

EXECUTIVE COMPENSATION

     The following table discloses compensation received by our Chief Executive Officer and executive officers for the year ending December 31, 2004, and their compensation for each of the other years indicated (referred to in this Proxy Statement as the “named executive officers”).

Summary Compensation Table

						Long-Term
						Compensation Awards
		Annual Compensation					Securities
				Other			Underlying	All
Name and Principal				Annual		Restricted	Options/SARs	Other
Position	Year	Salary	Bonus	Compensation		Stock[1]	(#)	Compensation

Peter J. Hill,	2004	$405,000	$199,000	0		$178,605	54,575	$15,490	[2]
President and Chief	2003	387,116	154,000	0		—	50,000	30,649	[3]
Executive Officer	2002	359,808	400,000	0		250,000	0	16,017	[4]

James A. Edmiston	2004	$101,538	$50,000	0		$277,800	100,000	$131	[6]
Executive Vice President and Chief Operating Officer[5]

Steven W. Tholen,	2004	$259,616	$62,500	0		$63,504	19,500	$8,602	[7]
Senior Vice President,	2003	$250,000	90,000	0		—	20,000	8,602	[7]
Chief Financial Officer	2002	250,000	175,000	0		100,000	0	602	[6]
and Treasurer

Kerry R. Brittain,	2004	$254,423	$98,000	0		$63,504	19,500	$9,126	[9]
Senior Vice President,	2003	238,365	53,000	0		—	40,000	9,126	[9]
General Counsel and	2002	101,731	20,000	$75,481	[8]	—	75,000	516	[6]
Corporate Secretary

Kurt A. Nelson,	2004	$176,538	$51,000	0		$26,460	8,000	$8,602	[7]
Vice President,	2003	163,942	56,000	0		—	20,000	8,602	[7]
Controller and Chief	2002	137,231	0	0		—	0	602	[6]
Accounting Officer

Karl L. Nesselrode,	2004	$176,538	0	0		$26,460	8,000	$8,393	[11]
Vice President,	2003	16,346	$20,000	0		—	36,000	1,524	[12]
Engineering and Business Development[10]

[1]	Dr. Hill was granted 13,500 restricted shares in 2004, valued at $178,605; and 65,963 restricted shares in 2002, valued at $250,000. Mr. Edmiston was granted 20,000 restricted shares in 2004, valued at $277,800. Mr. Tholen was granted 4,800 restricted shares in 2004, valued at $63,504; and 26,385 restricted shares in 2002, valued at $100,000. Mr. Brittain was granted 4,800 restricted shares in 2004, valued at $63,504. Mr. Nelson was granted 2,000 restricted shares in 2004, valued at $26,460. Mr. Nesselrode was granted 2,000 restricted shares in 2004, valued at $26,460. The 2002 restricted share award to both Dr. Hill and Mr. Tholen vest in one-third increments per year each April 12 beginning in 2003. Any dividends will be paid on unvested shares.

[2]	Includes $3,700 personal use of company lease vehicle; $1,126 term life insurance; $8,000 in 401(k) match; and $2,664 in legal fees incurred in connection with Dr. Hill’s U.S. work visa.

[3]	Includes $12,750 personal use of company lease vehicle; $1,126 term life insurance; $8,000 in 401(k) match; and $8,773 in legal fees incurred in connection with Dr. Hill’s U.S. work visa.

[4]	Includes $14,891 personal use of company lease vehicle and $1,126 term life insurance.

[5]	Mr. Edmiston joined the Company in September 2004.

[6]	Term life insurance.

[7]	Includes $8,000 in 401(k) match and $602 term life insurance.

[8]	Represents a relocation payment to Mr. Brittain.

[9]	Includes $8,000 in 401(k) match and $1,126 term life insurance.

[10]	Mr. Nesselrode joined the Company in November 2003.

[11]	Includes $8,000 in 401(k) match and $393 term life insurance.

[12]	Includes $1,454 in 401(k) match and $70 term life insurance.

     The following table shows information concerning options to purchase Common Stock granted to each of the named executive officers during 2004.

OPTION GRANTS IN 2004

		Individual Grants
		Percent of Total
		Options/SARs			Grant Date
		Granted to	Exercise or		Present
	Options/SARs	Employees in	Base Price	Expiration	Value
Name	Granted (#) (1)	2004 (2)	($/share)	Date	(3)
Peter J. Hill	54,575	14.45%	$13.01	5/26/2014	$559,206

James A. Edmiston	100,000	26.48%	13.59	9/01/2014	1,061,248

Steven W. Tholen	19,500	5.16%	13.01	5/26/2014	199,808

Kerry R. Brittain	19,500	5.16%	13.01	5/26/2014	199,808

Kurt A. Nelson	8,000	2.12%	13.01	5/26/2014	81,972

Karl L. Nesselrode	8,000	2.12%	13.01	5/26/2014	81,972

(1)	The options granted are exercisable one-third after the first year, one-third after the second year and one-third after the third year.

(2)	Harvest granted options representing 377,575 shares to employees in 2004.

(3)	To calculate the present value of option/SAR grants, we have used the Black-Scholes option pricing model. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised, so that there is no assurance the value realized by an executive will be at or near the value estimated by the Black-Scholes model. The estimated values under that model for the stock options are based on assumptions that include (i) a stock price volatility of 69.6 percent, (ii) a risk-free rate of return based on a 10-year U.S. Treasury rate at the time of grant of 4.67 and 4.13 percent for May 26 and September 1 grants, respectively, and (iii) an option exercise term of ten years. No adjustments were made for the non-transferability of the options or to reflect any risk of forfeiture prior to vesting. The Securities and Exchange Commission requires disclosure of the potential realizable value or present value of each grant. The use of the Black-Scholes model to indicate the present value of each grant is not an endorsement of this valuation, which is based on certain assumptions, including the assumption that the option will be held for the full ten-year term prior to exercise.

     The following table provides information regarding the exercise of stock options during 2004 by each of the named executive officers and the year-end value of unexercised options held by such officers.

Aggregated Options/SAR Exercises in 2004 and Year-End Option/SAR Values

	Number of		Number of Securities		Value of Unexercised
	Shares		Underlying Unexercised		In-the-Money Options/
	Acquired	Value	Options/SARs at Year-End		SARs at Year End (1)
Name	on Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable
Peter J. Hill	0	0	516,667	87,908	$7,925,295	$607,456

James A. Edmiston			—	100,000	—	371,500

Steven W. Tholen	0	0	356,667	32,833	5,529,320	232,985

Kerry R. Brittain	0	0	63,333	71,167	774,330	694,825

Kurt A. Nelson	0	0	56,667	21,333	862,170	183,650

Karl L. Nesselrode	0	0	12,000	32,000	122,400	279,120

(1)	The value of unexercised options is based upon the difference between the exercise price and $17.30, the average of the high and low market price on December 31, 2004.

Employment Agreements and Severance Plan

     The Company has entered into employment agreements (the “Employment Agreements”) with Dr. Hill and Messrs. Edmiston, Tholen, Brittain, Nelson and Nesselrode which contain severance provisions in the event of a termination of employment without cause or upon a change of control of the Company. The contracts have an initial term, which is automatically extended for one year upon each anniversary, unless a one-year notice not to extend is given by the executive or the Company. With exception of Mr. Edmiston, the current term of the Employment Agreements is through May 31, 2006. Mr. Edmiston’s contract is in its initial term which runs through May 31, 2007.

     The Employment Agreements provide that if the executive is terminated without cause or notice, or resigns for good reason, then the Company will pay the executive a multiple of his monthly base salary. In the case of Dr. Hill, the multiple is 36 months and in the case of all other executives, the multiple is 24 months. In addition, any restricted stock awards will not be forfeited due to such termination, and all outstanding stock options shall vest and remain exercisable for the shorter of 12 months or the remaining term. Under Mr. Edmiston’s Employment Agreement, resignation for good reason includes that someone other than Mr. Edmiston or the current Chief Executive Officer of the Company is appointed Chief Executive Officer of the Company after August 31, 2005 and before August 31, 2006.

     The Employment Agreement for Dr. Hill provides that in the event of a change of control of the Company and the termination of Dr. Hill without cause or for good reason within 240 days before or 730 days after a change of control, Dr. Hill is entitled to the following benefits:

•	the same benefits for a termination without cause or resignation for good reason,

•	an amount equal to three times any annual bonus (the higher of the highest bonus over the three prior years or the target bonus),

•	continuation of accident, life, disability, dental and health benefits for three years, and

•	reimbursement for taxes (including any excise tax) on the above amounts.

     The Employment Agreements for Messrs. Edmiston, Tholen, Brittain, Nelson and Nesselrode provide that in the event of a change of control of the Company and the termination of the executive’s employment without cause or for good reason within 240 days before or 730 days after a change of control, the executive is entitled to the following benefits:

•	the same benefits for a termination without cause or resignation for good reason,

•	an amount equal to two times any annual bonus(the higher of the highest bonus over the three prior years or the target bonus),

•	continuation of accident, life, disability, dental and health benefits for two years, and

•	reimbursement for taxes (including any excise tax) on the above amounts.

     In consideration of the benefits provided under the Employment Agreements, each executive agrees to protect the Company’s trade secrets and, during the period of employment and for two years thereafter, to not disclose proprietary and confidential information or to compete with the Company in areas in Russia and Venezuela where the Company is doing business or has prospective interests.

STOCK PERFORMANCE GRAPH

     The graph below shows the cumulative total stockholder return over the five-year period ending December 31, 2004, assuming an investment of $100 on December 31, 1999 in each of Harvest’s common stock, the Dow Jones U.S. Exploration & Production Index, the Wilshire Domestic Oil Index and the S&P Composite 500 Stock Index.

     This graph assumes that the value of the investment in Harvest stock and each index was $100 at December 31, 1999 and that all dividends were reinvested.

PLOT POINTS
(December 31 of each year)

	1999	2000	2001	2002	2003	2004
Harvest Natural Resources, Inc.	$100	$81	$74	$333	$514	$891
Dow Jones US E&P Index	$100	$160	$147	$150	$196	$279
Wilshire Domestic Oil Index	$100	$135	$131	$118	$156	$216
S&P500 Index	$100	$91	$80	$62	$80	$89

     Total Return Data provided by S&P’s Institutional Market Services, Dow Jones & Company, Inc. and Wilshire Associates, Inc., is composed of companies that are classified as domestic oil companies under Standard Industrial Classification codes (1300-1399, 2900-2949, 5170-5179 and 5980-5989). After an individual review of each company, Wilshire Associates determines whether such company is primarily engaged in the domestic oil industry and is appropriate for its index. A list of the companies comprising the Wilshire Domestic Oil index can be obtained upon written request to Wilshire Associates Incorporated, 1299 Ocean Avenue, Santa Monica, California 90401. The Dow Jones U.S. E&P Index is accessible at http://www.djindexes.com/mdsidx/index.cfm?event=showTotalMarket. In our future performance graphs, we will replace the Wilshire Domestic Oil Index with the Dow Jones U.S. E&P Index because it is more readily accessible.

REPORT OF THE AUDIT COMMITTEE

     We have reviewed and discussed the Company’s audited financial statements for the year ended December 31, 2004 with management and PricewaterhouseCoopers LLP, the independent registered public accounting firm for the Company. In addition, we discussed with PricewaterhouseCoopers LLP the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU Section 380, as amended) with respect to those statements.

     We have received the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees) and have discussed with PricewaterhouseCoopers LLP its independence in connection with its audit of the Company’s most recent financial statements.

     Based upon these reviews and discussions, and management’s assurances, we recommend to the Board of Directors that these audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004.

     The information in the foregoing paragraphs shall not be deemed to be soliciting material, or be filed with the Securities and Exchange Commission or subject to Regulation 14A or 14C or to liabilities of Section 18 of the Securities Act of 1993, nor shall it be deemed to be incorporated by reference into any filing under the Securities Act or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate these paragraphs by reference.

Patrick M. Murray, Chairman
John U. Clarke
Byron A. Dunn
H.H. Hardee

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     During 2004, PricewaterhouseCoopers LLP served as our independent registered public accounting firm and provided certain tax and consulting services. Representatives of PricewaterhouseCoopers LLP are expected to attend the meeting where they will be available to respond to questions and, if they desire, to make a statement.

     Audit Fees. The aggregate fees billed by PricewaterhouseCoopers LLP for professional services rendered for the audit of our annual financial statements for 2003 and 2004 and the review of the financial statements in our quarterly reports was $498,000 and $635,000, respectively. Included in the aggregate fees are 100 percent of the audit fees billed by PricewaterhouseCoopers LLP to LLC Geoilbent. Such fees were $258,000 and $195,000 for the years 2003 and 2004, respectively.

     Audit-Related Fees. The aggregate fees billed by PricewaterhouseCoopers LLP for assurance and related services related to the performance of the audit or review of our financial statements and not included as “Audit Fees” above for 2003 and 2004 were $85,300 and $38,100, respectively. Audit-Related Fees in 2003 and 2004 were primarily for the Company’s various foreign related compliance.

     Tax Fees. Professional services billed by PricewaterhouseCoopers LLP for tax compliance, tax advice and tax planning in 2003 and 2004 was $289,500 and $207,500, respectively.

     All Other Fees. There were no other fees paid to our independent registered public accounting firm in 2003 and 2004.

     All of the foregoing fees were approved by the Audit Committee.

     Audit Committee Pre-Approval Policies and Procedures. The Audit Committee’s Charter provides that the Company’s independent registered public accounting firm may provide only those services pre-approved by the Audit Committee. The Audit Committee annually reviews and pre-approves the audit, review, attest and permitted non-audit services to be provided during the next audit cycle by the independent registered public accounting firm. To the extent practicable, at the same meeting the Audit Committee also reviews and approves a budget for each of such services.

     Services proposed to be provided by the independent registered public accounting firm that have not been pre-approved during the annual review and the fees for such proposed services must be pre-approved by the Audit Committee. Additionally, fees for previously approved services that are expected to exceed the previously approved budget must also be approved by the Audit Committee.

     All requests or applications for the independent registered public accounting firm to provide services to the Company must be submitted to the Audit Committee by the independent registered public accounting firm and management and state as to whether, in their view, the request or application is consistent with applicable laws, rules and regulations relating to auditor independence. In the event that any member of management or the independent registered public accounting firm becomes aware that any services are being, or have been, provided by the independent registered public accounting firm to the Company without the requisite pre-approval, such individual must immediately notify the Controller or the Chief Financial Officer, who must promptly notify the Chairman of the Audit Committee and appropriate management so that prompt action may be taken to the extent deemed necessary or advisable.

     The Audit Committee may delegate to a member(s), the authority to grant specific pre-approvals under its policy with respect to audit, review, attest and permitted non-audit services, provided that any such grant of pre-approval shall be reported to the full Audit Committee no later than its next scheduled meeting.

     The Audit Committee has concluded that the provision of non-audit services is compatible with maintaining the registered public accounting firm’s independence.

QUESTIONS AND INFORMATION REGARDING
THE ANNUAL MEETING AND STOCKHOLDER PROPOSALS

Q:	What shares owned by me can be voted?

A:	You may vote all shares owned by you as of March 31, 2005, the record date. These shares include those (1) held directly in your name as a stockholder of record and (2) held for you as the beneficial owner through a stockbroker, bank or other nominee.

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:	Many of our stockholders hold their shares through a stockbroker, bank or other nominee rather than directly in their own names. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholder of Record

If your shares are registered directly in your name with our transfer agent, Wells Fargo Bank Minnesota, N.A., you are considered the stockholder of record with respect to those shares, and these proxy materials are being sent directly to you by us. As a stockholder of record, you have the right to grant your voting proxy directly to us or to vote in person at the meeting. We have enclosed a proxy card for your use.

Beneficial Owner

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of the shares held in street name, and these proxy materials are being forwarded to you by your broker or nominee who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker on how to vote and are also invited to attend the meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the meeting. Your broker or nominee has enclosed a voting instruction card for your use.

Q:	How can I vote my shares in person at the meeting?

A:	Shares held directly in your name as the stockholder of record may be voted in person at the annual meeting. If you choose to do so, please bring the enclosed proxy card or proof of identification.

Even if you currently plan to attend the annual meeting, we recommend that you also submit your proxy as described below so that your vote will be counted if you later cannot attend or decide not to attend the meeting.

Q:	How can I vote my shares without attending the meeting?

A:	Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct your vote without attending the meeting. You may vote by granting a proxy or, for shares held in street name, by submitting voting instructions to your broker or nominee. In most instances, you will be able to do this over the Internet, by telephone or mail. Please refer to the summary instructions below and those included on your proxy card or, for shares held in street name, the voting instruction card included by your broker or nominee.

By Internet – If you have Internet access, you may submit your proxy from any location in the world by following the “Vote by Internet” instructions on the proxy card.

By Telephone – If you live in the United States or Canada, you may submit your proxy by following the “Vote by Telephone” instructions on the proxy card.

By Mail – You may do this by signing your proxy card or, for shares held in street name, the voting instruction card included by your broker or nominee and mailing it in the enclosed, postage prepaid and addressed envelope. If you provide specific voting instructions, your shares will be voted as you instruct. If you sign but do not provide instructions, your shares will be voted as described below in “How are votes counted?”

Q:	Can I change my vote?

A:	You may change your proxy instructions at any time prior to the vote at the annual meeting. For shares held directly in your name, you may accomplish this by granting a new proxy by Internet, telephone or mail. For shares held beneficially by you, you may accomplish this by submitting new voting instructions to your broker or nominee. Proxies are revocable by written notice to the Secretary of the Company at the address of the Company set forth on the cover of this Proxy Statement, or by delivery of a later dated proxy, at any time prior to their exercise. Proxies may also be revoked by a stockholder attending and voting in person at the meeting. Attendance at the meeting will not cause your previously granted proxy to be revoked unless you specifically so request.

Q:	What is the quorum requirement for the meeting?

A:	The quorum requirement for holding the meeting and transacting business is a majority of the outstanding shares entitled to be voted. The shares may be present in person or represented by proxy at the meeting. Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum. Generally, broker non-votes occur when shares held by a broker for a beneficial owner are not voted with respect to a particular proposal because (1) the broker has not received voting instructions from the beneficial owner and (2) the broker lacks discretionary voting power to vote such shares.

Q:	How are votes counted?

A:	In the election of directors, you may vote “FOR” all of the nominees, or your vote may be “WITHHELD” for one or more of the nominees, in which case your vote will be FOR all the nominees from whom you do not specifically withhold your vote.

For the ratification of independent registered public accounting firm, you may vote “FOR,” “AGAINST” or “ABSTAIN.” If you “ABSTAIN,” it has the same effect as a vote “AGAINST.”

If you sign your proxy card or broker instruction card with no further instructions, your shares will be voted in accordance with the recommendations of the Board of Directors.

Q:	What is the voting requirement to approve each of the proposals?

A:	In the election of directors, the seven persons receiving the highest number of “FOR” votes will be elected.

The ratification of independent registered public accounting firm requires the affirmative “FOR” vote of a majority of those shares present, in person or by proxy, and entitled to vote.

Q:	What does it mean if I receive more than one proxy or voting instruction card?

A:	It means you have shares which are registered in different ways or are held in more than one account. Please provide voting instructions for all proxy and voting instruction cards you receive.

Q:	Where can I find the voting results of the meeting?

A:	We will announce preliminary voting results at the meeting and publish final results in our quarterly report on Form 10-Q for the second quarter of 2005.

Q:	What happens if additional proposals are presented at the meeting?

A:	Other than the two proposals described in this proxy statement, we do not expect any matters to be presented for a vote at the annual meeting. If you grant a proxy, the persons named as proxy holders, Steven W. Tholen and Kerry R. Brittain, will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting. If for any unforeseen reason any of our nominees is not available as a candidate for director, the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be nominated by the Board of Directors.

Q:	What class of shares are entitled to be voted?

A:	There is only one class of common stock. Each share of our common stock outstanding as of the close of business on March 31, 2005, the record date, is entitled to one vote at the annual meeting. On the record date, we had 37,638,880 shares of common stock issued and outstanding.

Q:	Who will count the vote?

A:	A representative of Wells Fargo Bank Minnesota, N.A., our transfer agent, will tabulate the votes and act as the inspector of election.

Q:	Is my vote confidential?

A:	Proxy instructions, ballots and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed except (1) as necessary to meet applicable legal requirements, (2) to allow for the tabulation of votes and certification of the vote, or (3) to facilitate a successful proxy solicitation by our Board. Occasionally, stockholders provide written comments on their proxy cards which are then forwarded to our management.

Q:	Who will bear the cost of soliciting votes for the meeting?

A:	The cost of this proxy solicitation will be borne by the Company. To assist in proxy solicitations, we have engaged Morrow & Co., Inc. for a fee of $4,000 plus expenses. We will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials, except that certain expenses for Internet access will be incurred by you if you choose to access the proxy materials or vote over the Internet. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic communication by our directors, officers and employees, who will not receive any additional compensation for such solicitation activities. We will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to stockholders.

Q:	May I propose actions for consideration at next year’s annual meeting of stockholders or nominate individuals to serve as directors?

A:	You may submit proposals for consideration at future stockholder meetings, including director nominations.

Under the Securities and Exchange Commission rules, stockholder proposals for our 2006 annual meeting of stockholders must be received at our principal executive offices by December 13, 2005, to be considered for inclusion in our proxy materials relating to that meeting. Nominations for directors must be submitted as described on page 5 of this proxy statement.

Under the Company’s By-Laws, other stockholder proposals must be delivered to or mailed and received at the principal executive offices of the Company, not less than 60 days nor more than 180 days prior to the anniversary date of the immediately preceding annual meeting (which, for the 2006 annual meeting, would be no earlier than November 20, 2005, and no later than March 20, 2006); provided, however, that in the event that the date of the annual meeting is more than 45 days later than the anniversary date of the immediately preceding annual meeting (which, for the 2006 annual meeting, would be after July 3, 2006), other stockholder proposals to be timely must be received not later than the close of business on the tenth day following the earlier of the date on which a written statement setting forth the date of the annual meeting was mailed to stockholders or the date on which it is first disclosed to the public.

Any stockholder proposals must be in writing and addressed to the attention of our Corporate Secretary. We reserve the right to reject, rule out of order, or take other appropriate actions with respect to any proposal or nomination that does not comply with these and other applicable requirements.

By Order of the Board of Directors

Kerry R. Brittain
Senior Vice President, General Counsel and
Corporate Secretary

April 5, 2005

APPENDIX A

AUDIT CHARTER APPROVED
May 20, 2004

Harvest Natural Resources, Inc.
(the “Company”)
AUDIT COMMITTEE CHARTER
(this “Charter”)

Purpose

The Harvest Natural Resources, Inc. Audit Committee (the “Committee”) is appointed by the Board to assist the Board in oversight of (1) the Company’s accounting and financial reporting policies and practices, (2) the integrity of the financial statements of the Company, (3) the independent auditor’s qualifications, independence, and objectivity, (4) the performance of the Company’s internal audit function and the Company’s independent auditors, and (5) the compliance by the Company with legal and regulatory requirements. The Committee will act as a liaison between the Company’s independent auditors and the Board.

The Audit Committee shall prepare the report required by the rules of the Securities and Exchange Commission (the “Commission”) to be included in the Company’s annual proxy statement.

The Company and the Board recognize that financial management members and the independent auditors have more time, knowledge and detailed information concerning the Company than do Committee members. Consequently, in performing its functions, the Committee is not expected to provide any expert or special assurance as to the Company’s financial statements or any professional certification as to the independent auditor’s work. The independent auditors are ultimately accountable to the Board and the Committee, as representatives of the Company’s shareholders. The Committee and the Board have the ultimate authority and responsibility to select, evaluate and, where appropriate, replace the independent auditors (or, if applicable, to nominate the independent auditors to be proposed for shareholder approval in any proxy statement).

Committee Membership

The Audit Committee shall consist of no fewer than three members and all members of the Audit Committee must be independent. Independence shall be determined in accordance with the Company’s Guidelines for Corporate Governance and the requirements as established from time to time by applicable law or rule, including the New York Stock Exchange and the Securities Exchange Commission. Each member of the Audit Committee shall be financially literate or must become financially literate within a reasonable period of time after his or her appointment to the Audit Committee. While there is no fixed definition or criteria in determining financial literacy, it shall generally be considered to mean the ability to read and understand fundamental financial statements, including the Company’s balance sheet, income statement, and cash flow statement. At least one member of the Audit Committee must be determined by the Board to qualify as a “financial expert” as that term is defined in Commission rules. In addition, at least one member of the Audit Committee must be determined by the Board, in the exercise of its business judgment, to have accounting or related financial management expertise. The Board may presume that a person determined to be a financial expert has accounting or related financial management expertise.

Audit Committee members shall not simultaneously serve on the audit committees of more than two other public companies, unless the Board determines that such simultaneous service will not impair the ability of such member to effectively serve on the Company’s Audit Committee.

The members of the Audit Committee shall be appointed each year by the Board at its Annual Board of Directors meeting, based upon the recommendations of the Nominating and Corporate Governance Committee. The Board shall also appoint a chair to the Committee. Audit Committee members may be removed by the Board, based upon a recommendation of the Nominating and Corporate Governance Committee.

Meetings

The Audit Committee shall meet at such times and from time to time as it deems appropriate, but not less frequently than quarterly. The Committee is empowered to hold special meetings as circumstances require. The Audit Committee will offer to meet periodically, but no less often than quarterly, with management, the Company’s internal audit consultants and the independent auditor in separate executive sessions. The Audit Committee may request any officer or employee of the Company or the Company’s outside counsel or independent auditor to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.

Agendas shall be circulated to Committee members and relevant management personnel along with background information on a timely basis prior to the Committee meetings. Minutes of each meeting shall be prepared by the Secretary of the Committee, reviewed by the Committee and made available to the Board.

Officers and other employees of the Company shall attend meetings upon the invitation of the Committee Chair.

Committee Authority and Responsibilities

The Audit Committee shall have the sole authority to appoint or replace the independent auditor (subject, if applicable, to shareholder ratification) and to approve any significant non-audit relationship with the independent auditor. The Audit Committee shall be directly responsible for the compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditors regarding financial reporting) for the purpose of preparing or issuing an audit report or related work. The internal audit consultants and the independent auditor shall report directly to the Audit Committee.

The Audit Committee shall pre-approve all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by its independent auditor, subject to the de minimus exceptions for non-audit services described in Commission rules and regulations which are subsequently ratified by the Audit Committee prior to the completion of the audit. The Audit Committee may form and delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant pre-approvals of audit and permitted non-audit services, provided that decisions of such subcommittees to grant pre-approvals shall be presented to the full Audit Committee at its next scheduled meeting.

The Audit Committee shall have access to any Company records or employee and consultants necessary to carry out its duties and responsibilities. The Audit Committee shall have the sole authority, to the extent it deems necessary or appropriate, to retain independent legal, accounting or other advisors. The Company shall provide for appropriate funding, as determined by the Audit Committee, for payment of compensation to the independent auditor for the purpose of rendering or issuing an audit report and to any advisors employed by the Audit Committee.

The Audit Committee shall make regular reports to the Board. The Audit Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval. The Audit Committee shall annually conduct a self-assessment program to review how effectively the Audit Committee members are meeting their responsibilities.

Financial Statement and Disclosure Matters

1.	Review and discuss with management, the internal audit manager or consultants and the independent auditor the annual audited financial statements, including disclosures made in management’s discussion and analysis, and recommend to the Board whether the audited financial statements should be included in the Company’s Form 10-K.

2.	Review and discuss with management and the independent auditor the Company’s quarterly financial statements prior to the filing of its Form 10-Q, including the results of the independent auditor’s review of the quarterly financial statements.

3.	Discuss with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including any significant changes in the Company’s selection or application of accounting principles, any major issues as to the adequacy of the Company’s internal controls and any special steps adopted in light of material control deficiencies.

4.	The Committee shall review with management, the Company’s internal audit consultants and the independent auditors the internal accounting and financial controls of the Company’s foreign and other operations to determine whether such internal controls are adequate, effective and in compliance with the regulatory reporting requirements, if any, of the particular country. The Committee shall report any significant deficiencies to the full Board along with curative recommendations.

5.	Review and discuss quarterly reports from the independent auditors on:

a.	All critical accounting policies and practices to be used.

b.	All alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor.

Other material written communications between the independent auditor and management, such as any management letter or schedule of unadjusted differences.

6.	The Committee shall review with management and the independent auditors the internal accounting reports and quarterly and annual financial statements along with related footnotes including major issues regarding accounting principles and auditing standards and practices as well as the adequacy of internal controls that could significantly affect the Company’s financial statements, management discussion and analysis and other sections of the Annual Report before its release. The Committee shall also consider whether the information is adequate and consistent with members’ knowledge about the Company and its operations. The Committee should discuss with management the “quality of earnings” from a subjective as well as objective standpoint.

7.	Discuss with management the Company’s earnings press releases, including the use of “pro forma” or “adjusted” non-GAAP information, as well as financial information and earnings guidance provided to analysts and rating agencies. Such discussion may be done generally (consisting of discussing the types of information to be disclosed and the types of presentations to be made).

8.	Discuss with management and the independent auditor the effect of regulatory and accounting initiatives as well as off-balance sheet structures on the Company’s financial statements.

9.	Discuss with management, internal audit manager and the independent auditor, the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies.

10.	Discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit, including any difficulties encountered in the course of the audit work, any restrictions on the scope of activities or access to requested information, and any significant disagreements with management.

11.	Review disclosures made to the Audit Committee by the Company’s CEO and CFO during their certification process for the Form 10-K and Form 10-Q about any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in the Company’s internal controls.

Oversight of the Company’s Relationship with the Independent Auditor

12.	Evaluate and recommend the selection, retention or termination of independent auditors to the Board and, in connection therewith, to approve the proposed fees and other compensation, if any, to be paid to the auditors for audit and non-audit services.

13.	Review and evaluate the experience and qualifications of the lead partner and senior members of the independent auditor team.

14.	Obtain and review a report from the independent auditor at least annually regarding (a) the independent auditor’s internal quality-control procedures, (b) any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm, (c) any steps taken to deal with any such issues, and (d) all relationships between the independent auditor and the Company. Actively engage the independent auditor in a dialogue with respect to any disclosed relationships or services that may affect their objectivity and independence. Review and evaluate the lead independent auditor. Evaluate the qualifications, performance and independence of the independent auditor, including considering whether the auditor’s quality controls are adequate and the provision of permitted non-audit services is compatible with maintaining the auditor’s independence, and taking into account the opinions of management and internal operational and financial auditor. The Audit Committee shall present its conclusions with respect to the independent auditor to the Board.

15.	Ensure the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law. Consider whether, in order to assure continuing auditor independence, it is appropriate to adopt a policy of rotating the independent auditing firm on a regular basis.

16.	Set policies for the Company’s hiring of employees or former employees of the independent auditor who participated in any capacity in the audit of the Company.

17.	Discuss with the national office of the independent auditor issues on which they were consulted by the Company’s audit team and matters of audit quality and consistency.

18.	Meet with the independent auditor prior to the annual audit and any special audits to discuss the planning, scope and staffing of the audit.

19.	Discuss any matters of concern relating to the Company’s financial statements, including any adjustments to such statements recommended by the independent auditors, or other results of said audit(s).

20.	Consider the independent auditors’ comments with respect to the Company’s financial policies, reporting procedures, internal accounting controls and management’s responses thereto.

21.	Review the form of opinion the independent auditors propose to render to the Board and shareholders.

22.	Review with the independent auditor any problems or difficulties the auditor may have encountered. Such review should include:

a.	Any difficulties encountered in the course of the audit work, including any restrictions on the scope of activities or access to required information, and any disagreements with management.

b.	Any changes in the planned scope of the audit.

c.	The effectiveness of the system to monitor compliance.

d.	Recommend disciplinary actions as warranted.

e.	Review with the independent auditor, the vice president, controller, and internal audit manager, the coordination of audit efforts to assure the completeness of coverage, reduction of redundant efforts, and the effective use of audit resources.

23.	Evaluate, together with the Board, the performance of the independent auditor.

Oversight of the Company’s Internal Audit Function

24.	Review the selection, replacement and dismissal of the internal auditing manager or consultants. Review the annual internal audit budget, staff levels, charter and compliance with the Institute of Internal Auditor’s Standards for the Professional Practice of Internal Auditing (standards).

25.	Review the significant reports to the Committee prepared by the internal auditing consultants and management’s responses. Discuss any difficulties the internal audit team encountered in the course of audits including any restrictions on the scope of their work or access to information, or change required in the scope of their internal audit.

26.	Discuss with the independent auditor and management the internal audit consultant’s responsibilities and any recommended changes in the planned scope of the internal audits. Create an agenda for the ensuing year or review and approve the agenda submitted by the internal audit manager.

Compliance Oversight Responsibilities

27.	Obtain from the independent auditor assurance that Section 10A(b) of the Exchange Act has not been implicated.

28.	Oversee that the Company, its subsidiaries, and affiliates comply with applicable regulatory requirements, including, but not limited to the Securities Act of 1993, as amended, and the Securities and Exchange Act of 1934, as amended (the “Securities Acts”).

29.	At least once a year the Committee shall conduct a compliance review of the Code Business Conduct and Ethics (the “Code”) with appropriate officers of the Company. The Committee shall also receive any reports of violations of the Code and, in consultation with the General Counsel, determine the extent and scope of any investigation to be undertaken as a result. Any findings and recommendations of the Committee will be referred to the Board for final action. It is recognized that the handling and disposition of some types of violations or issues under the Code will fall within the responsibilities of other Board Committees. Accordingly, the Committee shall have the discretion to refer violations or issues arising under the Code to other Committees of the Board for further handling.

The Committee will review any requests for waivers of the Code and make recommendations to the Board on such requests.

30.	Obtain reports from management, the Company’s senior internal auditing consultants and the independent auditor that the Company and its subsidiary/foreign affiliated entities are in conformity with applicable legal requirements. Review reports and disclosures of insider and affiliated party transactions. Advise the Board with respect to the Company’s policies and procedures regarding compliance with applicable laws and regulations.

31.	Review procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

32.	Investigate improprieties or suspected improprieties in the Company’s operations brought to the attention of the Committee.

33.	Review with management and the independent auditors the effect of regulatory and significant accounting and reporting issues and understand their impact on the Company’s financial statements.

34.	Review and investigate any violations of the Company’s Insider Trading Policy brought to the Committee’s attention and report the Committee’s findings to the Board with recommendations for appropriate action.

35.	Discuss with management and the independent auditor any correspondence with regulators or governmental agencies and any published reports which raise material issues regarding the Company’s financial statements or accounting policies.

36. Review the independent auditor management recommendations and management responses.

37.	Discuss with the Company’s General Counsel legal matters that may have a material impact on the financial statements or the Company’s compliance policies.

38.	Report regularly to the Board any issues that arise with respect to the quality or integrity of the Company’s financial statements, the company’s compliance with legal or regulatory requirements, the performance of the Company’s internal audit function and the performance and independence of the Company’s independent auditors.

39.	Review with management the policies and procedures with respect to officers’ expense accounts and perquisites, including their use of corporate assets, and consider the results of any review of these areas by the internal auditor or the independent auditors.

40.	Review with the independent accountant and internal audit manager the internal controls on computerized information system controls and security.

Investor Relations

41.	Understand and assess the Company’s processes and policies for communication with shareholders, institutional investors, analysts and brokers.

42.	Meet regularly with the Chief Executive Officer, Chief Financial Officer and General Counsel to obtain an understanding of the investor community’s overall views and concerns about the Company.

Limitations of Audit Committee’s Role

While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits; determine that the Company’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations; certify the Company’s financial statements; or guarantee the independent auditor’s report. Moreover, the Audit Committee is not the sole body responsible for risk assessment and management. These are the responsibilities of management and the independent auditor.

The mere designation of a member of the Committee as a financial expert shall not impose a higher degree of individual responsibility or obligation on such member, nor does such designation decrease the duties and obligations of other Committee members or the Board. Furthermore, a member designated as a financial expert shall not be considered an expert for the purposes of Section 11 of the Securities Act solely as a result of such designation. The role of a financial expert is to assist the Committee in overseeing the audit process, not to audit the Company.

Indemnification

The Company shall indemnify, in accordance with and to the fullest extent now or hereafter permitted by law, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit, or proceedings, whether civil, criminal, administrative or investigative, (including, without limitation, an action by or in the right of the Company) by reason of his acting as a member of the Committee against any liability or expense actually or reasonably incurred by such person; provided that the member acted in good faith and in a manner he or she reasonably believed to be lawful and in or not opposed to the best interests of the Company. This right to indemnity held by the members of the Committee is in addition to any other remedies afforded the members under the Company’s Certificate and Bylaws.

Miscellaneous

The material in this Charter is not soliciting material, is not deemed filed with the Commission and is not incorporated by reference in any filing of the Company under the Securities Act, whether made before or after the date this Charter is first included in the Company’s annual proxy statement filed with the Commission and irrespective of any general incorporation language in such filing.

This Charter may not be amended, modified or supplemented except by a writing signed and adopted by the incumbent members of the Committee and approved by the Board.

Following each meeting, the chair of the Audit Committee, on behalf of the Committee, will report to the Board on key issues, recommending items for approval and/or remedial action when required.

Copies of the minutes of all Committee meetings will be filed with the Board at the next Board meeting after a meeting is held (these may still be in draft form).

The Vice President and Chief Financial Officer will be the key contact for the Committee and will assign the staff resources appropriate to assist the Committee to carry out its responsibilities.

This Charter may be modified from time to time at the sole discretion of the Board of Directors.

Adopted:	Audit Committee:	May 19, 2004
	Board of Directors:	May 20, 2004

Harvest Natural Resources, Inc.

ANNUAL MEETING OF STOCKHOLDERS

Thursday, May 19, 2005
10:00 a.m.

at our offices
1177 Enclave Parkway
Houston, Texas 77077

Harvest Natural Resources, Inc.
1177 Enclave Parkway, Suite 300
Houston, Texas 77077	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 19, 2005.

The shares of stock you hold in your account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted “FOR” Items 1 and 2.

By signing the proxy, you revoke all prior proxies and appoint Steven W. Tholen and Kerry R. Brittain, and each of them, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.

The Board of Directors Recommends a Vote FOR Items 1 and 2.

1. Election of directors:	01 Stephen D. Chesebro’	05 H. H. Hardee	☐	Vote FOR	☐	Vote WITHHELD
	02 John U. Clarke	06 Peter J. Hill		all nominees		from all nominees
	03 Byron A. Dunn	07 Patrick M. Murray		(except as marked)
04 James A. Edmiston

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2. To ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the year ended December 31, 2005.

☐      For           ☐      Against            ☐      Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.